September 11, 2023

David R. Macosko
56 Blue Heron Drive
Thornton, Colorado 80241

Dear Dave:

This letter sets forth our agreement with respect to your transition from Vitesse Energy, Inc. (the “Company”). Your role as the Company’s Chief Financial Officer ended on August 31, 2023 (such date, the “Transition Date”). Effective as of the Transition Date, your employment with the Company and all of its subsidiaries terminated, and you ceased serving as the Company’s Chief Financial Officer and were deemed to have resigned from all offices and directorships held at the Company and its subsidiaries. You agree that you did, prior to the Transition Date, return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that you had in your possession, custody or control; provided that you kept and may continue to keep your laptop and scanner, provided that you agree to promptly coordinate with the Company’s Director – Infrastructure and Cybersecurity to allow the Company to remove any sensitive or confidential Company data from your laptop.

The Company has paid you all base salary payable to you through the Transition Date. On or shortly following the date hereof, the Company will pay you any unreimbursed business expenses incurred by you in accordance with Company policy prior to the Transition Date, and, if required by the Company’s applicable policies, all accrued, unused vacation and paid time off through the Transition Date.

From the Transition Date through the first anniversary of the Transition Date (the “Anticipated Consulting Period Termination Date”) or if sooner, the date on which the consulting relationship established hereby is terminated (such period, the “Consulting Period”), you will provide timely consultation services to, and participate with, Company matters as reasonably requested by the Company and with respect to services performed during the course of your employment with the Company. In addition, you agree to cooperate reasonably with the Company in accomplishing a smooth and orderly transition of your employment responsibilities to other employees of the Company, particularly with respect to pending matters of which you have the principal knowledge and background information, including but not limited to those related to the preparation and review or audit of the financial results of the Company during 2023 and the preparation and filing with the U.S. Securities and Exchange Commission (“SEC”) of a Form 10-Q for the quarter ending September 30, 2023 and a Form 10-K for the year ending December 31, 2023 (collectively, the “Consulting Services”).

Subject to and conditioned upon your continued compliance with the restrictive covenants contained and referenced herein, your execution and delivery to the Company on or after the Transition Date and on or prior to September 19, 2023 of an effective release of claims separately provided by the Company (the “Release”), and the non-revocation of the Release during the seven-day period following the date on which the Release is executed, during the Consulting Period, the Company will pay you in arrears within 15 days following the end of the month in which the Consulting Services were provided, a fee of $26,250 per month (the “Consulting Fee”), pro-rated for any partial month and, if you are eligible for and elect COBRA coverage, the Company will fully subsidize such COBRA coverage for up to six months following the Transition Date.
The Consulting Period will terminate on the Anticipated Consulting Period Termination Date; provided, however, that the Company may terminate the Consulting Period earlier upon written notice to you if you materially breach this letter (including material breach of the restrictive covenants discussed herein), as determined by the Company’s Chief Executive Officer in his reasonable and good faith discretion. If the Consulting Period is terminated for such material breach, the Company will pay you any portion of the Consulting Fee that has been earned but unpaid through the termination date and you will forfeit all Consulting Fees payable with respect to periods of service following the termination date (if any).

For avoidance of doubt, you acknowledge and agree that, (1) because you will not be continuously employed with the Company on the date that fiscal year 2023 bonuses will be paid, you are not eligible for a fiscal year 2023 annual bonus, (2) your rights under this letter supersede any rights you may have otherwise had under the Company’s Employee Severance Plan, adopted January 13, 2023, and that you shall have no right to receive any payments or benefits thereunder, and (3) the Restricted Stock Units granted by the Company to you on January 13, 2023 pursuant to the Restricted Stock Unit Agreement (the “RSU Agreement”) between you and the Company, terminated automatically without any further action by the Company and were forfeited without further notice and at no cost to the Company on the Transition Date.

You acknowledge and agree that the restrictive covenants contained in Section 19 of the RSU Agreement remain in full force and effect in accordance with their terms and you shall continue to be bound by their terms. You also acknowledge and agree that you will not make, publicly or privately, written or oral, any statements that disparage, or would reasonably be expected to otherwise cause harm to, the business or reputation of the Company or any of its affiliates, and/or that are or would reasonably be expected to be harmful to or reflect negatively on any of the Company’s or its affiliates’ or current or former officers or directors. The Company shall instruct the members of the Board of Directors and the executive officers, to not make, publicly or privately, written or oral, any statements that disparage, or would reasonably be expected to otherwise cause harm to, your personal or business reputation or would reasonably be expected to be harmful to or reflect negatively on you.
Furthermore, you acknowledge that during your employment with the Company, you had access to, received and had been entrusted with Confidential Information (as defined below), which is considered secret and/or proprietary and has great value to the Company and that except for your engagement by the Company, you would not otherwise have access to such Confidential Information. You recognize that all such Confidential Information is the property of the Company. During and at all times after employment with the Company, you will keep all of the Confidential Information in confidence and will not disclose any of the same to any other person, except with the prior written consent of the Company. You will use your best efforts to prevent publication or disclosure of any Confidential Information and will not, directly or indirectly, cause the Confidential Information to be used for the gain or benefit of any party outside of the Company or for your personal gain or benefit outside the scope of your engagement by the Company.

The term “Confidential Information,” as used herein, means all information or material (1) which gives the Company a competitive business advantage or the opportunity of obtaining such advantage, (2) the disclosure of which could be detrimental to the interests of the Company and/or its affiliates, (3) which is owned by the Company and/or its affiliates, in which the Company and/or its affiliates has an interest, or which is valuable or unique, (4) which is developed or used by the Company or any of its affiliates and which relates to the business, operations, employees, customers and/or clients of the Company or any of its affiliates, or (5) which is either (A) marked “Confidential Information,” “Proprietary Information” or with another similar marking, or (B) from all the relevant circumstances should reasonably be assumed by you to be confidential and proprietary to the Company. Confidential Information may include, but is not limited to, trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know how, ideas, processes, formulas, models, flow charts, software in various stages of development, source codes, object codes, research and development procedures, research or development and test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to the Company and its customers and/or producers or other suppliers’ identities, characteristics and agreements, financial information and projections, and employee files, in each case, whether disclosed or made available to you in writing, orally or by drawings or observation, or whether intangible or embodied in documentation, software, hardware or other tangible form. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company. Notwithstanding the foregoing, Confidential Information shall not include any information which (x) contained in any filing with the SEC or is known to the public or becomes known to the public through no fault of your own, (y) is received by you on a non-confidential basis from a person that is not bound by an obligation of confidentiality to the Company or its affiliates, or (z) was in your possession prior to receipt from the Company or its affiliates, as evidenced by your written records.
Notwithstanding anything in this letter to the contrary, nothing contained herein shall prohibit either party hereto (or their attorney(s)) from (1) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Equal Employment Opportunity Commission, the SEC, the Financial Industry Regulatory Authority (“FINRA”), the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (2) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (3) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), you acknowledge that (A) you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (B) if you file a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order. Further, nothing in this letter is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If you are required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, you shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
You agree that you will assist and cooperate with the Company and its affiliates concerning reasonable requests for information about the business of the Company or its affiliates or your involvement and participation therein, in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates, and in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you.
To the extent applicable, this letter shall be interpreted in accordance with Section 409A of the Internal Revenue Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Any right under this letter to a series of installment payments shall be treated as a right to a series of separate payments.
This letter shall be governed by and construed in accordance with the laws of the State of Delaware.
You acknowledge that you have thoroughly read and considered all aspects of this letter, you understand this letter, you had the opportunity to review this letter with counsel and you are voluntarily entering into this letter.
Both parties acknowledge and agree that notwithstanding anything contained to the contrary in this letter or the Release, you shall continue to be indemnified to the extent provided for in any relevant agreements with the Company or the Company’s governing documents; provided that, you shall be indemnified thereunder as if you continued to be a full-time executive of the Company during the Consulting Period.

Kindly confirm your agreement with the transition terms set forth in this letter by signing where indicated below. Thank you again for your contributions to the Company and we look forward to continuing to work with you during the Consulting Period.
Sincerely,

Vitesse Energy, Inc.

/s/ Robert W. Gerrity
Robert W. Gerrity
Chief Executive Officer

Accepted & Agreed as of the date first set forth above:

/s/ David R. Macosko
David R. Macosko

Signature Page to Letter Agreement